Exhibit 99.1
BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

BIOTIME RAISES $4,000,000 IN EQUITY FINANCING

--	MAY RECEIVE AN ADDITIONAL $4,000,000 WITHIN 60 DAYS
--	AN ADDITIONAL $8,800,000 POSSIBLE BY OCTOBER 2010

ALAMEDA, CA, May 14, 2009 – BioTime, Inc. (OTCBB: BTIM) announced that it has raised $4,000,000 of equity capital through the sale of 2,200,000 common shares and 2,200,000 stock purchase warrants to two private investors.  The warrants entitle the investors to purchase additional common shares at an exercise price of $2.00 per share and expire on October 31, 2010.  In addition, the investors have an option to purchase an additional 2,200,000 common shares and a like number of warrants for an additional $4,000,000 on or before July 14, 2009.  If the additional shares and warrants are purchased and if all of the warrants are exercised, BioTime will receive a total of $16,800,000 through this financing.

Additional information concerning this financing can be found in BioTime’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission, a copy of which will be available  at BioTime’s website www.biotimeinc.com.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on the emerging field of regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma expander used in surgery, emergency trauma treatment and other applications.  Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements.

BioTime markets its stem cell research products through its wholly owned subsidiary Embryome Sciences, Inc. which is developing new medical and research products using embryonic stem cell technology.  Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390, ext. 301

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